Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180411

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 9, 2012)

Shares of Common Stock

This prospectus supplement supplements the prospectus dated April 9, 2012 of Athersys, Inc. (the “Prospectus”), which is part of a registration statement on Form S-3 (Registration No. 333-180411) filed with the Securities and Exchange Commission relating to the resale of securities by the selling securityholders as described therein. This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement includes information to update the selling securityholders table in the Prospectus to reflect certain transfers of warrants to purchase shares of our common stock. This prospectus supplement is incorporated by reference into the Prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “ATHX.” The last reported sale price of our common stock on the NASDAQ Capital Market on April 19, 2016 was $2.32 per share.

Investing in our securities involves significant risk. Please read carefully the section entitled “Risk Factors” beginning on page 4 of the Prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement in April 20, 2016

SELLING STOCKHOLDERS

The following information is provided to update the selling stockholder table in the Prospectus to add Intracoastal Capital LLC (“Intracoastal”) as a selling stockholder with respect to 280,194 shares of common stock issuable upon exercise of outstanding warrants (the “Warrants”) held by Intracoastal. Intracoastal acquired the Warrants in two transactions. The first transaction was in April 2015 whereby Intracoastal acquired all of the 24,155 Warrants held by Pyramid Trading, LP (“Pyramid”). The second transaction was in November 2015 whereby Intracoastal acquired all of the 256,039 Warrants held by Cranshire Capital Master Fund, Ltd (“Cranshire”). The information with respect to Pyramid and Cranshire in the Selling Stockholders table in the Prospectus is hereby removed in its entirety and is replaced with the information set forth below.

The following table sets forth certain information concerning the resale of the shares of our common stock issuable upon exercise of the Warrants by Intracoastal as of April 19, 2016. To our knowledge, neither Intracoastal nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus supplement.

The following table assumes that Intracoastal will sell all of the shares of our common stock issuable upon exercise of the Warrants in this offering. However, Intracoastal may offer all or some portion of such shares. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by Intracoastal upon termination of sales pursuant to this prospectus supplement. In addition, Intracoastal may have sold, transferred or disposed of all or a portion of the Warrants since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act of 1933.

	Shares Beneficially Owned Before this Offering (1)		Shares Beneficially Owned After this Offering (1)
Selling Stockholder	Number of Shares Owned	Number of Shares Being Offered	Number of Shares Owned	Percent of Class
Intracoastal Capital LLC (2)	280,194	280,194	0	*

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In general, a person is deemed to be the beneficial owner of (i) any shares of our common stock over which such person has sole or shared voting power or investment power, plus (ii) any shares which such person has the right to acquire beneficial ownership of within 60 days, whether through the exercise of options, warrants or otherwise.
(2)	Intracoastal has indicated to us that Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal, have shared voting control and investment power over the Warrants and the shares of our common stock issuable upon the exercise thereof. As a result of the foregoing, Messrs. Kopin and Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the Warrants and the shares of our common stock issuable upon the exercise thereof.

Intracoastal has also indicated to us that Mr. Asher, who is a manager of Intracoastal, is also the control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the shares of common stock issuable upon the exercise of the Warrants being registered hereunder in the ordinary course of business, and at the time of the acquisition of the Warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute the Warrants or the shares of our common stock issuable upon the exercise thereof.